Exhibit 4.6

                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 21st day of September, 2001

BETWEEN:
             PAULA ALLEN HOLDINGS, INC., a corporation incorporated under the laws of Florida and a subsidiary of E-Cruiter.com, Inc., (hereinafter referred to as the "Purchaser")

AND:
             TECH ENGINE, INC.,
             a corporation incorporated under the laws of the State of New York

             (hereinafter referred to as the "Vendor")

WHEREAS:

A. The Vendor carries on the business of online career site hosting and recruitment advertising aggregation, (the "Business");

B. The Vendor wishes to sell and assign to the Purchaser, and the Purchaser wishes to purchase from the Vendor certain of the assets, and to assume certain of the liabilities, of the Business on the terms and subject to the conditions hereinafter contained.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

1.         INTERPRETATION

           1.1. SCHEDULES. The Schedules that are attached to this Agreement are incorporated in this Agreement by reference and are deemed to be part hereof.

           1.2. CURRENCY. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

           1.3. CHOICE OF LAW AND ATTORNMENT. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

           1.4. TIME OF ESSENCE. Time shall be of the essence of the agreement.


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2.         PURCHASE AND SALE

           2.1. PURCHASED ASSETS. On the terms and subject to the fulfillment of the conditions, the Vendor hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor as of the 21st day of September, 2001 (the "Closing Date"), the assets, rights and interests of the Vendor listed in Schedule 2.1, as attached hereto (the "Purchased Assets").

           2.2. EXCLUDED LIABILITIES AND INDEMNITY. With the exception of the liabilities and obligations specified in Schedule 2.3 (collectively, the "Assumed Liabilities"), the Purchaser will not assume and will not be liable for, all obligations, commitments and liabilities of and claims against the Vendor (whether absolute, accrued or contingent) relating to the Purchased Assets.

           2.3. PURCHASE PRICE. As consideration for the assets, the Purchaser agrees on the Closing Date to i) pay $31,923 to the Vendor, and ii) to assume the Assumed Liabilities.

           2.4. ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated among the Purchased Assets in the manner provided by Schedule 2.5 attached hereto. The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

           2.5. PAYMENT OF TAXES. The Purchaser shall be liable for and shall pay all applicable federal and state sales taxes, excise taxes and all other taxes (other than income taxes of the Vendor), duties and other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation in an efficient manner.

3.         REPRESENTATIONS AND WARRANTIES

           3.1. REPRESENTATIONS AND WARRANTIES BY THE VENDOR. The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the other transactions hereunder:

                      3.1.1. Corporate Authority and Binding Obligation. The Vendor has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Assets to the Purchaser in the manner contemplated herein and to perform all of the Vendor's obligations under this Agreement. Except with respect to those consents identified on Schedule 3.1.2 which are not obtained by the Closing, the Vendor and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery


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                                 and performance of, this Agreement and the sale
                                 and transfer of the Purchased Assets by the Vendor to the Purchaser. This Agreement is a legal, valid and binding obligation of the Vendor, enforceable against it in accordance with its terms.

                      3.1.2. Contractual and Regulatory Approvals. Except as set forth on Schedule 3.1.2, the Vendor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person in order to consumate the transaction contemplated hereby, and except as set forth on
                                 Schedule 3.1.2, no permits, licences,
                                 certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Vendor in order to consumate the transaction contemplated hereby.

                      3.1.3.     Status and Governmental Licences.

                                 3.1.3.1.   The Vendor is a corporation duly
                                            incorporated, validly existing and
                                            in good standing in all respects
                                            under the laws of its jurisdiction
                                            of incorporation. The Vendor has all
                                            necessary corporate power to own,
                                            lease and operate its assets,
                                            properties and business and to carry
                                            on its business as it is now being
                                            conducted and is in good standing in
                                            every jurisdiction in which the
                                            nature of its business or the
                                            location of its properties requires
                                            such qualification or licensing.

                                 3.1.3.2.   The Vendor holds all necessary
                                            licenses, registrations and
                                            qualifications in each jurisdiction
                                            in which,

                                            (i)        it owns any of the
                                                       Purchased Assets, or

                                            (ii)       the nature of the
                                                       Purchased Assets or any
                                                       part thereof, makes such
                                                       qualification necessary
                                                       or desirable to enable
                                                       the Purchased Assets to
                                                       be owned and operated.

                                          The Vendor is in compliance with all
                                          terms and conditions of the licenses,
                                          registrations and qualifications.
                                          There are no proceedings in progress,
                                          pending or, to the best of the
                                          knowledge of the Vendor, threatened,
                                          which could result in the revocation,
                                          cancellation or suspension of any of
                                          the licenses, registrations or
                                          qualifications.

                      3.1.4. Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the completion of


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                                 the transactions contemplated hereby, will not
                                 constitute or result in a violation, breach or default, or cause the acceleration of any obligations under:

                                 3.1.4.1. any term or provision of any of the articles, by-laws or other constituent documents of the Vendor, or

                                 3.1.4.2.   the terms of any indenture,
                                            agreement (written or oral),
                                            instrument or understanding or other
                                            obligation or restriction to which
                                            the Vendor is a party or by which it
                                            is bound except with respect to
                                            those consents identified on
                                            Schedule 3.1.2 which are not
                                            obtained by the Closing , or

                                 3.1.4.3.   any term or provision of any
                                            licenses or any order of any court,
                                            governmental authority or regulatory
                                            body or any law or regulation
                                            applicable to the Vendor.

                                 3.1.4.4. Absence of Undisclosed Liabilities. Other than the Assumed Liabilities, there are no liabilities (contingent or otherwise) of the Vendor of any kind whatsoever in respect of which the Purchaser may become liable on or after the consummation of the transactions contemplated by this Agreement.

                      3.1.5. Litigation. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened, by or against or affecting the Vendor which relate to the Purchased Assets, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                      3.1.6. Title to Assets. The Vendor is the owner of and has good and marketable title to all of the Purchased Assets.

                      3.1.7. Works Orders and Deficiencies. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Purchased Assets which have been issued by any regulatory authority, police or fire department, sanitation, environment, labor, health or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. None of the Purchased Assets are being operated, in a manner that is in contravention in any material respect of any


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                                 statute, regulation, rule, code, standard or
                                 policy.

                      3.1.8.     Intellectual Property.

                                 3.1.8.1.   Schedule 3.1.8 attached hereto
                                            lists:

                                            (i)        all patents, patent
                                                       applications and
                                                       registrations, trade
                                                       marks, trade mark
                                                       applications and
                                                       registrations,
                                                       copyrights, copyright
                                                       applications and
                                                       registrations, trade
                                                       names and industrial
                                                       designs, domestic or
                                                       foreign, owned or used by
                                                       the Vendor relating to
                                                       the Purchased Assets,

                                            (ii)       all trade secrets,
                                                       know-how, inventions and
                                                       other intellectual
                                                       property owned or used by
                                                       the Vendor relating to
                                                       the Purchased Assets,

                                            (iii)      all domain names, URLs,
                                                       source code, object code,
                                                       management tools,
                                                       database content, contact
                                                       information, support
                                                       software and resumes
                                                       related to the Web Sites,
                                                       and

                                            (iv)       all computer systems and
                                                       application software,
                                                       including without
                                                       limitation all
                                                       documentation relating
                                                       thereto and the latest
                                                       revisions of all related
                                                       object and source codes
                                                       therefore, owned or used
                                                       by the Vendor relating to
                                                       the Purchased Assets,

                                            (all of the foregoing being
                                            collectively called the
                                            "Intellectual Property").

                                 3.1.8.2. The Vendor has good and valid title to all of the Intellectual Property, free and clear of any and all liens and encumbrances, except in the case of any Intellectual Property licensed to the Vendor and Permitted Liens. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to or from the Vendor have been provided to the Purchaser. No royalty or other fee is required to be paid by the Vendor to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser. The Vendor has protected its rights in the Intellectual Property. The Vendor has the exclusive right to use all of the Intellectual Property which is owned by the Vendor and has not granted any licence or other rights to any other person in respect of such Intellectual
                                            Property. Complete and correct
                                            copies of all agreements whereby any
                                            rights in any of the Intellectual


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                                            Property have been granted or
                                            licensed by the Vendor to any other
                                            person have been provided to the
                                            Purchaser. The Vendor is entitled to
                                            assign all of its rights and
                                            interest in and to the Intellectual
                                            Property to the Purchaser.

                                 3.1.8.3.   Except as provided in agreements
                                            delivered to the Purchaser, there
                                            are no restrictions on the ability
                                            of the Vendor or any successor to or
                                            assignee from the Vendor to use and
                                            exploit all rights in the
                                            Intellectual Property. All
                                            statements contained in all
                                            applications for registration of the
                                            Intellectual Property were true and
                                            correct as of the date of this
                                            Agreement of such applications. Each
                                            of trade marks and trade names
                                            included in the Intellectual
                                            Property is in use.

                                 3.1.8.4. To the knowledge of the Vendor, the use of the Purchased Assets and the use of the Intellectual Property does not infringe or otherwise encroach upon, and the Vendor has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or propriety right of any other person.

                      3.1.9. Partnerships or Joint Ventures. Except with respect to contracts identified on Schedule 3.1.12, the Vendor is not, in relation to the Purchased Assets, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Vendor agrees to carry on any part of the Business in such manner or by which the Vendor agrees to share any revenue or profit of the Business with any other person.

                      3.1.10. Customers. The Vendor has previously delivered to the Purchaser a true and complete list of all customers of the Business as of the date of this Agreement. The Vendor is the sole and exclusive owner of, and has the unrestricted right to use, such customer list. Neither the customer list nor any information relating to the customers of the Business have, within three years prior to the date of this Agreement, been made available to any person other than the Purchaser. To the Vendor's knowledge, no such customer has threatened to cease to be a customer of the Business where such cessation would be material to the condition of the Purchased Assets.

                      3.1.11. Licenses, Agency and Distributorship Agreements. Except as set forth on Schedule 3.1.11, there are no agreements to which the Vendor is a party or by which it is bound under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property used in or produced or sold in relation to the Purchased Assets has been


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                                 granted, licensed or otherwise provided to the
                                 Vendor or by the Vendor to any other person, or under which the Vendor has been appointed or any person has been appointed by the Vendor as an agent, distributor, licensee or franchisee for any of the foregoing.

                      3.1.12. Outstanding Agreements. The Vendor is not a party to or bound by any outstanding or executor agreement, contract or commitment, whether written or oral, relating to the Purchased Assets, except for any contract or agreement described on Schedule 3.1.12.

                      3.1.13. Good Standing of Agreements. Except with respect to those consents identified on
                                 Schedule 3.1.2 which are not obtained by the Closing, the Vendor is not in default or breach in any material respect of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound relating to the Purchased Assets, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, except as indicated on Schedule 3.1.12, the Vendor is entitled to all benefits there under and, to the best of the knowledge of the Vendor, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations there under. Except as indicated on
                                 Schedule 3.1.13, there are no contracts, agreements, commitments, indentures or other instruments relating to the Purchased Assets under which the Vendor's rights or the performance of its obligations are dependent on or supported by the guarantee of or any security provided by any other person.

                      3.1.14. Compliance with Laws. In relation to the Purchased Assets, the Vendor is not in violation in any material respect of any federal, state or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

                      3.1.15. Disclosure. No representation or warranty contained in this Section 3.1, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

           3.2. REPRESENTATIONS AND WARRANTIES BY THE PURCHASER. The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying on the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:


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                      3.2.1.     Corporate Authority and Binding Obligation. The
                                 Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has good right, full corporate power and absolute authority to enter into this Agreement and to purchase the Purchased Assets from the Vendor in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement. The Purchaser and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets by the Purchaser from the Vendor. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

                      3.2.2. Contractual and Regulatory Approvals. The Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein. Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent have been provided to the Vendor.

                      3.2.3. Compliance with Constituent Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

                                 3.2.3.1. any term or provision of any of the articles, by-laws or other constating documents of the
                                            Purchaser,

                                 3.2.3.2.   the terms of any indenture,
                                            agreement (written or oral),
                                            instrument or understanding or other
                                            obligation or restriction to which
                                            the Purchaser is a party or by which
                                            it is bound, or

                                 3.2.3.3.   any term or provision of any
                                            licenses, registrations or
                                            qualification of the Purchaser or
                                            any order of any court, governmental
                                            authority or regulatory body or any
                                            applicable law or regulation of any
                                            jurisdiction.


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4.         SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

           4.1. SURVIVAL OF WARRANTIES BY THE VENDOR. The representations and warranties made by the Vendor and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Assets provided for herein and shall continue in full force and effect for the benefit of the Purchaser, provided that no Warranty Claim ("Warranty Claim" means a claim for indemnity pursuant to Article 8 hereof) made by either the Purchaser or the Vendor based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated herein.) may be made or brought by the Purchaser after the date which is two years following the Closing Date.

           4.2. SURVIVAL OF WARRANTIES BY PURCHASER. The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or any other person or any knowledge of the Vendor or any other person, shall continue in full force and effect for the benefit of the Vendor; provided that no Warranty Claim may be made or brought by the Vendor after the date which is two years following the Closing Date.

           4.3.       LIMITATIONS ON WARRANTY CLAIMS.

                      4.3.1. The Purchaser shall not be entitled to make a Warranty Claim if the Purchaser has been advised in writing or otherwise has actual knowledge prior to the Closing Date of the inaccuracy, non-performance, non-fulfillment or breach, which is the basis for such Warranty Claim and the Purchaser completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

                      4.3.2. The amount of any Losses that may be claimed by the Purchaser pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser after giving effect to any insurance proceeds available to the Purchaser in relation to the matter which is the subject of the Warranty Claim.

                      4.3.3. Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the maximum aggregate liability of the Vendor together in respect of all Warranty Claims by the


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                                 Purchaser, whether pursuant to Article 8 hereof
                                 or otherwise, will be limited to the Purchase Price.

                      4.3.4. The Vendor will not assert any Warranty Claim by the Purchaser until the aggregate Losses incurred by the Vendor with respect to all Warranty Claims exceeds $25,000.


5.         COVENANTS

           5.1. COVENANTS BY THE VENDOR. The Vendor covenants to the Purchaser that it will do or cause to be done the following:

                      5.1.1. Investigation of Business and Examination of Documents. During the period from and including the date of this Agreement to and including the Closing Date (the "Interim Period"), the Vendor, during normal business hours and upon reasonable prior notice will provide access to and will permit the Purchaser, through its representatives, to make such investigation of, the operations, properties, assets and records of the Business and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the Interim Period the Vendor will permit, during normal business hours and upon reasonable prior notice, the Purchaser and its representatives to have access to the premises used in connection with the Business and will produce for inspection and provide copies to the Purchaser of any and all documents in the possession of the Vendor relating to the Business, provided however that such investigations and inspections shall not unreasonably disrupt the personnel and operations of the Business.

                      5.1.2. Exclusivity. During the Interim Period, the Vendor agrees that it will not enter into discussions with any third parties with regards to a sale of assets, merger, acquisition, partnership or joint venture without prior written consent of the Purchaser.

                      5.1.3. Transfer of Purchased Assets. At or before the Closing Date, the Vendor will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Assets to be duly and regularly transferred to the Purchaser.

                      5.1.4. Forms of Conveyance. On the Closing Date, the Vendor will deliver to the Purchaser good and marketable title to and exclusive possession of the Purchased Assets, free and clear of any and all mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever, other than Permitted Liens, or


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                                 howsoever arising and any rights or privileges
                                 capable of becoming any of the foregoing. On the Closing Date, the Vendor will execute and deliver to the Purchaser one or more forms of general conveyance, or bills of sale, deeds, transfers and other documents reasonably requested by the Purchaser in respect of the assignment, conveyance, transfer and delivery of the Purchased Assets to the Purchaser in form which is remittable and acceptable to the Purchaser. As used in this Agreement, "Permitted Liens" shall mean, collectively, (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords or other like liens securing obligations that are not delinquent, (ii) liens for taxes and other governmental charges which are not yet due or payable, (iii) purchase money liens securing the purchase price of the related property described on Schedule 5.1.4 and (iv) those liens and encumbrances described on Schedule 5.1.4

           5.2. COVENANTS BY THE PURCHASER. The Purchaser covenants to the Vendor that it will do or cause to be done the following:

                      5.2.1. Confidentiality. Prior to and including the Closing Date and, if the transaction contemplated hereby is not completed, at all times after the Closing Date, the Purchaser will keep confidential all information obtained by it relating to the Business, except such information which:

                                 5.2.1.1. prior to the date of this Agreement was already in the possession of the Purchaser, as demonstrated by written records,

                                 5.2.1.2.   is generally available to the
                                            public, other than as a result of a
                                            disclosure by the Purchaser, or

                                 5.2.1.3. is made available to the Purchaser on a non-confidential basis from a source other than the Vendor or its representatives.

                               The Purchaser further agrees that such
                               information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby. Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Vendor otherwise agrees, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason, the Purchaser will return forthwith, without retaining any copies, all information and documents obtained from the Vendor.

6.         CONDITIONS

           6.1. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions by the Vendor at or prior to the Closing Date (any or all of which may be waived by the Purchaser).

                      6.1.1. Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendor contained in this Agreement shall be true and accurate in all material respects on the date and at the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Date. In addition, the Vendor shall have delivered to the Purchaser a certificate in the form of Schedule 6.1.1 attached hereto confirming that the facts with respect to each of such representations and warranties by the Vendor are as set out herein at the Closing Date and that the Vendor has performed all covenants required to be performed by it hereunder.

                      6.1.2. Material Adverse Changes. During the Interim Period there will have been no change in the condition of the Purchased Assets, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected and may not affect the condition of the Purchased Assets in any material adverse respect. Without limiting the generality of the foregoing, during the Interim Period no damage to or destruction of any material part of the Purchased Assets shall have occurred, whether or not covered by insurance.

                      6.1.3. No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling, to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchaser to own the Purchased Assets.

                      6.1.4. Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding on the parties hereto shall have been obtained.

                      6.1.5. Assignment and Waiver of Intellectual Property Rights. At the Closing Time, the Vendor shall have delivered to the Purchaser a certificate of the Vendor in the form of the draft attached hereto as Schedule 6.1.5, whereby the Vendor assigns all of its intellectual property rights in the Purchased Assets.

                      6.1.6. Further Assurances. The Vendor shall furnish the Purchaser with such further written documentation in order to enable the Purchaser to establish, prove or perfect the Purchaser's ownership of any of the assets herein conveyed.


           6.2. CONDITIONS TO THE OBLIGATIONS OF THE VENDOR. Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Date (any or all of which may be waived by the Vendor).

                      6.2.1. Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement will be true and accurate in all material respects on the date and at the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (regardless of the date as of which the information in this Agreement or any such Schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Date. In addition, the Purchaser shall have delivered to the Vendor a certificate in the form of Schedule
                                 6.3.1 attached hereto confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Date and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

                      6.2.2. No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of the Vendor, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

                      6.2.3. Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained.


                      6.3.5. Guarantee. The Purchaser shall have delivered to the Vendor a Guarantee substantially in the form of Exhibit B duly executed by E-Cruiter.com, Inc.

7.         CLOSING

           7.1. CLOSING ARRANGEMENTS. Subject to the terms and conditions, the transactions contemplated herein shall be closed on the Closing Date at the offices of Perley-Robertson, Hill & McDougall LLP, 90 Sparks Street, 4th Floor, Ottawa, ON K1P 1E2, Canada or at such other place or places as may be mutually agreed on by the Vendor and the Purchaser.

           7.2. DOCUMENTS TO BE DELIVERED. At or before the Closing Date, the Vendor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

8.         INDEMNIFICATION AND SET-OFF

           8.1.       INDEMNITY BY THE VENDOR.

                      8.1.1. The Vendor hereby agrees to indemnify and save the Purchaser, its stockholders, directors, officers and employees (collectively, "Purchaser Indemnified Party") harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense, including, without limitation, reasonable attorneys fees, (collectively, "Losses"), which may be made or brought against a Purchaser Indemnified Party or which a Purchaser Indemnified Party may suffer or incur as a result of, in respect of or arising out of:

                                 8.1.1.1.   any non-performance or
                                            non-fulfillment of any covenant or
                                            agreement on the part of the Vendor
                                            contained in this Agreement;

                                 8.1.1.2. any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this
                                            Agreement;

                                 8.1.1.3. any non-compliance with any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, statute, or treaty applicable to Vendor in the carrying out of the transaction contemplated herein;

                                 8.1.1.4. any claim for a debt, obligation or liability of the Vendor which is not specifically assumed by Purchaser pursuant to this Agreement; and

                                 8.1.1.5.   except with respect to Assumed
                                            Liabilities, any suit, action,
                                            proceeding, claim, investigation
                                            pending or threatened against or
                                            affecting the Purchased Assets,
                                            regardless of whether such is
                                            disclosed in a Schedule hereto, that
                                            arises from the conduct of the
                                            Business prior to the Closing Date;

                      8.1.2. The obligations of indemnification by the Vendor pursuant to paragraph 8.1.1 of this section will be:

                                 8.1.2.1. subject to the limitations referred to in Section 4.1 with respect to the survival of the representations and warranties by the Vendor;

                                 8.1.2.2. subject to the limitations referred to in Section 4.3; and

                                 8.1.2.3. subject to the provisions of Section 8.3.

8.2.       Indemnity by the Purchaser.

                     8.2.1. The Purchaser hereby agrees to indemnify and save the Vendor, its stockholders, directors, officers, and employees (collectively, "Vendor Indemnified Party") harmless from and against any Losses which may be made or brought against a Vendor Indemnified Party or which a Vendor Indemnified Party may suffer or incur as a result of, in respect of or arising out of:

                                 8.2.1.1.   any non-performance or
                                            non-fulfillment of any covenant or
                                            agreement on the part of the
                                            Purchaser contained in this
                                            Agreement;

                                 8.2.1.2. any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement;

                                 8.2.1.3. any non-compliance with any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, statute, or treaty applicable to Purchaser in the carrying out of the transaction contemplated herein;

                                 8.2.1.4.   any Assumed Liability;

                                 8.2.1.5.   the conduct of the Business after
                                            the Closing Date.

                      8.2.2. The obligations of indemnification by the Purchaser pursuant to Paragraph 8.2.1 of this section will be subject to the provisions of
                                 Section 8.3 and shall be the sole and exclusive remedy of the Vendor for any breach by the Purchaser of any representation or warranty of the Purchaser herein. The indemnity obligations of the Purchaser pursuant to Section 8.2.1 shall include, without limitation, indemnification of the Vendor's shareholders with respect to any payments required to be made by them with respect to any Assuemd Liability, including, without limitation, payments made under any guaranties by those shareholders of the Assumed Liabilities, regardless of whether any Assumed Liability shall have been accelerated as a result of the transactions contemplated by this Agreement.

           8.3.       INDEMNIFICATION PROCEDURES.

                      8.3.1. Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice ("Notice of Claim") of such claim or demand to the indemnifying party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 4.3 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have actually adversely affected Indemnitor's ability to defend against, settle or satisfy any Liability for which Indemnitee is entitled to indemnification hereunder.

                      8.3.2. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to
                                 Section 8.3.1 hereof is a claim or demand asserted by a third party, Indemnitor shall have 15 days after the date on which Notice of Claim is given to notify Indemnitee in writing or its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, at its' own expense, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third party claim or demand; provided, however, that
                                 (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this
                                 Article 8.

                      8.3.2. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in respect of a valid claim for indemnification hereunder in cash within 30 days after the date on which Notice of Claim is given.

8A.1 Post Closing Covenants. Purchaser agrees to make monthly payments to the creditors set forth below in an amount equal to the greater of the amount then due and owing (whether by acceleration or otherwise) and the amount set forth below opposite the applicable indebtedness:


               Creditor             Indebtedness             Minimum Payment
               --------             ------------             ---------------

           Chase                Chase Revolving Credit             $3,200
                                      ($55,331)

           Citibank                    $60,000                     $1,500

           Wasco Funding Corp.        $52,281.28                   $4,500

           Leaseline                  $19,025.62                   $1,000

8A.2 Purchaser agrees to use its reasonable best efforts to refinance the indebtedness included in the Assumed Liabilities on commercially reasonable terms as promptly as practicable.


9.         GENERAL PROVISIONS

           9.1. FURTHER ASSURANCES. Each of the Vendor and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date it will, on the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

           9.2. NOTICES. Any demand, notice or other communications to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or overnight delivery service or by registered mail, return receipt requested.

                         Notices to the Purchaser shall be addressed to:

                             E-Cruiter.com Inc
                             495 March Road, Suite 300
                             Ottawa, Ontario, Canada K2K 3G1
                             Attention: Mr. Michael Mullarkey


                               or at such other address and to the attention of such other person as the Purchaser may designate by written notice to the Vendor.

                         Notices to the Vendor shall be addressed to:

                             Tech-Engine, Inc.
                             352 Seventh Avenue
                             New York, New York 10001
                             Attention: Mr. Gabriel Klein

                               or at such other address and to the attention of such other person as the Vendor may designate by written notice to the Purchaser.

                     Any communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, if given by registered mail, on the third

                     (3rd) business day following the deposit thereof in the mail, and if by overnight delivery service, the next day.

           9.3. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

           9.4. EXPENSES OF PARTIES. Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

           9.5. BROKERAGE AND FINDER'S FEES. The Vendor agrees to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of the Vendor. The Purchaser will indemnify the Vendor and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser.

           9.6. ANNOUNCEMENTS. No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other party. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

           9.7. ASSIGNMENT. The rights of each party hereunder shall not be assignable without the written consent of the other party.

           9.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer on any person, other than the parties hereto, the shareholders of the Vendor and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           9.9. ENTIRE AGREEMENT. This Agreement and the Schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject-matter. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the Schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the Schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such Schedules, documents or instruments.

           9.10. WAIVER. Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

           9.11. AMENDMENTS. No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

           IN WITNESS WHEREOF the parties hereto have duly executed this Agreement under seal as of the day and year first above written.



                                     PAULA ALLEN HOLDINGS, INC.

                                     by:  /s/ Michael Mullarkey
                                          ------------------------------------
                                     Name: Michael Mullarkey
                                     Title: Chief Executive Officer



                                     TECH-ENGINE INC.

                                     by:  /s/ Gabriel Klein
                                          ------------------------------------
                                     Name: Gabriel Klein
                                     Title: President

                                    GUARANTY

           The undersigned, severally and not jointly, hereby guarantee the prompt and full performance by the Vendor of its obligations pursuant to Section 8.1.1; provided, however, that the aggregate liability of the undersigned pursuant to this guaranty shall not exceed $15,000 per individual.

           IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the 24th day of September, 2001.



                                             /s/ Gabriel Klein
                                             ---------------------------------
                                             Gabriel Klein



                                             /s/ Matthew Sitelman
                                             ---------------------------------
                                             Matthew Sitelman









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